                                     EXHIBIT 10.5


                   TEAMING AGREEMENT BETWEEN TENSIODYNE CORPORATION
                                         AND
                             SOUTHWEST RESEARCH INSTITUTE

                                  TEAMING AGREEMENT

                                      No. 96-058


    THIS AGREEMENT made and entered into by and between SOUTHWEST RESEARCH INSTITUTE (hereinafter referred to as "SwRI") located at 6220 Culebra Road, San Antonio, Texas 78238-5166, and TENSIODYNE SCIENTIFIC CORPORATION (hereinafter referred to as the "Subcontractor") located at 11835 West Olympic Boulevard, Suite 705, West Los Angeles California 90064.

    WHEREAS, SwRI intends to submit a proposal as prime contractor to the Government in response to a Task Order Request that may be issued pursuant to an existing SwRI ID/IQ contract concerning a program entitled
"ELECTROCHEMICAL METAL FATIGUE MONITORING TECHNOLOGY" (hereinafter referred to as "the Program");

    WHEREAS, the existing Electrochemical Metal Fatigue Monitoring Technology ("EPS") is a proprietary technology previously developed by Subcontractor and the University of Pennsylvania.

    WHEREAS, SwRI and the Subcontractor desire to combine their respective capabilities with the capabilities of the University of Pennsylvania in a team effort to submit said proposal for the Program and to complete the work required by any work statement in any task order (hereinafter referred to as "Task Order") resulting from such proposal; and

    WHEREAS, SwRI and the Subcontractor desire to define their mutual rights and obligations during the preparation and submittal of said proposal and under any subsequent Task Order resulting therefrom, consistent with federal/state laws governing restraint of trade or competition as applicable.

    NOW THEREFORE, to effect the foregoing, SwRI and the Subcontractor in consideration of the mutual covenants hereinafter contained, agree as follows:

    1. The proposal will be based on SwRI acting as the prime contractor to the Government for any resultant Task Order, and Tensiodyne Scientific Corporation and the University of Pennsylvania acting as subcontractors to SwRI, furnishing of support to the Prime Contractor under the Program. Any resulting subcontract to the Subcontractor will involve, but may not be limited to, work set forth in Exhibit "A" in Statement of Work attached hereto.

    2. SwRI will prepare and submit its proposal to the Government with assistance from the Subcontractor in the following areas: inputs on selected Statement of Work tasks, related experience information, tailored resumes on key personnel, and appropriate costs information, all to be used in preparation of the SwRI proposal. Details and formats for these inputs will be provided separately.

    3. SwRI will recognize and identify the Subcontractor in its proposal and use its diligent efforts to secure Government approval of the use of the Subcontractor in the Program for the area of responsibility described in Exhibit A, including but not limited to affording Subcontractor an opportunity to accompany SwRI on a visit to the Government for the purpose of securing such approval. SwRI will keep the Subcontractor fully advised of any changes which affect its area of responsibility.

    4. In the event SwRI is awarded the Task Order contemplated by the Request for Task Order Proposal identified on Page One of this Agreement, to accomplish the work set forth in Exhibit "A" of this Agreement, it is agreed that SwRI and the Subcontractor will, in good faith, proceed in a timely manner to negotiate a mutually acceptable subcontract(s) for the selected portions of the work identified in Exhibit "A" and described in a responsible technical/cost proposal prepared by the Subcontractor, unless otherwise directed by the Government. The subcontract shall embody, among other provisions, those terms and conditions of the prime contract which must be passed on to the Subcontractor in order to comply with such prime contract (a) terms and conditions setting forth the work specified on Exhibit A; (b) provisions setting forth the prices contained in the Subcontractor's proposal or those approved in writing by Subcontractor prior to their inclusion in the Proposal; and (c) other provisions mutually agreed to by and between SwRI and the Subcontractor including those set forth on Exhibit B. The subcontract will be negotiated at a fair and reasonable price(s) to be established after cost or price analysis in accordance with the requirements of the applicable Government procurement regulation. In the event that negotiations with the Government result in a substantial reduction of the Subcontractor's area of responsibility from that proposed by the Prime Contractor, SwRI shall afford Subcontractor an opportunity to accompany SwRI on a visit to the Government for the purpose discussing the Government's decision and making a presentation to the Government for the purpose of reversing the Government's decision and securing the Government approval for Subcontractor of the original areas of responsibility. It is understood between SwRI and the Subcontractor that any such subcontract will be subject to the approval of the Contracting Officer of the procuring authority of the United States Government, regardless of the provisions hereof.

    The subcontract shall include the following clause as well as those contained on Exhibit B:

         "In the event any cost negotiated in connection with the contract between the Government and SwRI or any cost that is reimbursable under such contract is reduced as a result of a formal demand by the Government Contracting Officer because cost or pricing data furnished and certified to by the Subcontractor is defective, the Subcontractor will reimburse SwRI for such cost. However, the Subcontractor shall not be liable for SwRI's profit on the Subcontractor's cost or pricing data.

         For the purposes of administering this clause and interpreting the rights and obligations of the parties, the various rules and guidelines provided for in FAR 15.804 and 15.806 shall govern.

         SwRI agrees that the Subcontractor shall have the right in accordance with the intent set forth in the applicable FAR clause, to proceed under SwRI's name (by asserting the prime contract) by entering appeal from any decision of the Contracting Officer concerning the alleged submission of defective cost or pricing data by the Subcontractor under the subcontract, and SwRI agrees that it will give the Subcontractor prompt notice of such decision in order that an appeal may be perfected."

    Each party shall exert its diligent efforts toward the successful performance of the Task Order contemplated by the Request for Task Order Proposal identified on Page One of this Agreement, assuming award of the Task Order and the subcontract to the parties hereto, and shall provide appropriate and high quality managerial, marketing, advisory, technical, and other personnel to perform and support such contracts.

    5.   LIMITATIONS ON USE OF DATA AND INFORMATION

         a. The parties anticipate that under this Agreement it may be necessary for either party to transfer to the other information of a proprietary nature. Proprietary information shall be clearly identified by the disclosing party at the time of disclosure by (i) appropriate stamp or markings on the document exchanged; or (ii) written notice, with attached listings of all material, copies of all documents, and complete summaries of all oral disclosures (under prior assertion of the proprietary nature of the same) to which each notice relates, delivered within two
              (2) weeks of the disclosure to the other party.

         b. Each of the parties agrees that it will use the same reasonable efforts to protect such information as are used to protect its own proprietary information. Disclosures of such information shall be restricted to those individuals who are directly participating in the proposal, contract and subcontract efforts identified in Articles 1, 2, 3, and 4 hereof.

         c. Neither party shall make any reproduction, disclosure, or use of such proprietary information except as follows:

              (1) Such information furnished by the Subcontractor may be used, reproduced and/or disclosed by SwRI in performing its obligations under this Agreement.

              (2) Such information furnished by SwRI may be used, reproduced and/or disclosed by the Subcontractor in performing its obligations under this Agreement.

              (3) Such information may be used, reproduced and/or disclosed for other purposes only in accordance with prior written authorization received from the disclosing party.

         d. The limitations on reproduction, disclosure, or use of proprietary information shall not apply to, and neither party shall be liable for reproduction, disclosure, or use of proprietary information with respect to which any of the following conditions exist:

              (1) If, prior to the receipt thereof under this Agreement, it has been developed or learned independently by the party receiving it, or has been lawfully received from other sources without any restriction of non-disclosure, including the Government, provided such other source did not receive it due to a breach of this Agreement or any other agreement.

              (2)  If, subsequent to the receipt thereof under this Agreement,
                   (i) it is published by the party furnishing it or is disclosed, by the party furnishing it to others, including the Government, without restriction; or (ii) it has been lawfully obtained, by the party receiving it, from other sources without any restriction of non-disclosure including the Government, provided such other source did not receive it due to a breach of this or any other agreement; or (iii) such information otherwise comes within the public knowledge or becomes generally known to the public without breach of this Agreement;

              (3) If any part of the proprietary information has been or hereafter shall be disclosed in a United States patent issued to the party furnishing the proprietary information hereunder, the limitations on such proprietary information as is disclosed in the patent shall be only that afforded by the United States Patent Laws after the issuance of said patent.

         e. Neither the execution and delivery of this Agreement, nor the furnishing of any proprietary information by either party shall be construed as granting to the other party either expressly, by implication, estoppel, or otherwise, any license under any invention or patent now or hereafter owned or controlled by the party furnishing the same.

         f. Notwithstanding the expiration of the other portions of this Agreement, the obligations and provisions of this Article 5 shall continue for a period of three (3) years from the date of this Agreement, however, any resulting contract shall take precedence.

         g. Each party will designate in writing one (1) or more individuals within its organization as the only point(s) for receiving proprietary or security information exchanged between the parties pursuant to this Agreement.

    6.   RIGHTS IN INVENTIONS

         Inventions conceived or first reduced to practice during the course of work under the Contract contemplated by this Agreement shall remain the property of the originating party. In the event of joint inventions, the parties shall establish their respective rights by negotiations between them. In this regard, it is recognized and agreed that the parties may be required to and shall grant license or other rights to the Government to inventions, data and other information under such standard provisions which may be contained in the Government Contract contemplated by this Agreement, provided, however, such license or other rights shall not exceed those required by said Contract.

    7. No publicity or advertising regarding any proposal or contract under the Program or relating to this Agreement shall be released by either party without the prior written approval of the other party. No advertising or publicity containing any reference to the Subcontractor or any of its employees, either directly or by implication, shall be made use of by SwRI or on SwRI's behalf, without the Subcontractor's prior written approval.

    8. All communication relating to this Agreement shall be directed only to the specific person designated to represent SwRI and the Subcontractor on this Program. Each of the parties to this Agreement shall appoint one (1) technical and one (1) administrative representative. These appointments shall be kept current during the period of this Agreement. Communications which are not properly directed to the persons designated to represent SwRI and the Subcontractor shall not being binding upon SwRI or the Subcontractor. For purposes of this section, "properly directed" shall mean an oral communication or a written correspondence addressed and transmitted to the individuals identified below.

    All technical notices shall be addressed to:

              As to SwRI:

              Dr. Stephen J. Hudak, Jr.
              Director, Materials Engineering Department
              Southwest Research Institute
              P.O. Drawer 28510
              San Antonio, Texas  78228-0510
              210/522-2330

              As to SUBCONTRACTOR:

              MR. ROBERT M. BERNSTEIN
              TENSIODYNE SCIENTIFIC CORPORATION
              11835 WEST OLYMPIC BOULEVARD, SUITE 705
              WEST LOS ANGELES, CALIFORNIA 90064

    All contractual notices shall be addressed to:

              As to SwRI:

              Mr. Robert E. Chatten
              Director, Contracts
              Southwest Research Institute
              P.O. Drawer 28510
              San Antonio, Texas  78228-0510
              210/522-2235

              As to SUBCONTRACTOR:

              MR. ROBERT M. BERNSTEIN
              TENSIODYNE SCIENTIFIC CORPORATION
              11835 WEST OLYMPIC BOULEVARD, SUITE 705
              WEST LOS ANGELES, CALIFORNIA 90064

    9. Except for the conditions expressed in Articles 4 and 5 hereof, this Agreement, which is effective upon the date of its execution by the last of the signatory parties hereto, shall automatically expire and be deemed terminated effective upon the date of the happening or occurrence of any one of the following events or conditions, whichever shall first occur:

         a. Official Government announcement or notice of the cancellation of the Program.

         b. The receipt by SwRI of written notice from the Government that it will not award to it the Task Order for the Program.

         c. The receipt of written notice from the Government that it has awarded a Contract or Task Order for the Program to someone other than SwRI.

         d. The receipt of official Government notice that the Subcontractor will not be approved as a major subcontractor under the Task Order to SwRI on the Program or that substantial areas of the Subcontractor's proposed responsibility AND/OR RELATED COSTS have been eliminated from the requirements, OR DISAPPROVED BY THE GOVERNMENT as long as the parties have met their obligations as set forth in Sections 3 and 4 above.

         e. Award of a subcontract to the Subcontractor by SwRI for its designated portion of the Program.

         f.   Mutual agreement of the parties to terminate the Agreement.

         g. The expiration of a three (3) month period commencing on the effective date of this Agreement unless such period is extended by mutual agreement of the parties during which the Government fails to issue the Task Order for the Program OR, ALTERNATIVELY, THE PARTIES FAIL TO REACH AGREEMENT ON THE COSTS/PRICES AND TASKS TO BE INCLUDED IN THE SUBCONTRACTOR'S PROPOSAL TO BE SUBMITTED TO THE GOVERNMENT AS PART OF SwRI'S PROPOSAL.

         h. FAILURE OF THE PARTIES DESPITE GOOD FAITH NEGOTIATIONS TO REACH AGREEMENT AND EXECUTE A SUBCONTRACT BASED UPON EXHIBIT A ON OR BEFORE DECEMBER 15, 1996 UNLESS MUTUALLY EXTENDED IN WHICH EVENT SwRI SHALL END ALL ACTIVITIES RELATING TO PERFORMANCE OF THE PROGRAM.

         i. If this Agreement terminates for any of the reasons set forth above, excluding (e) above, SwRI shall either decline to submit a proposal for the Program or alternatively, if SwRI has submitted a proposal to the


                                          9A

              Government, withdraw its proposal for the Program from further consideration by the Government.

    10. This Agreement pertains only to the proposal relating to the Program and to no other joint or separate effort undertaken by SwRI or the Subcontractor. The parties hereto shall be deemed to be independent contractors and the employees of one (1) party shall not be deemed to be employees of the other. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, agency relationship or formal business organization of any kind.

    11. This Agreement may not be assigned or otherwise transferred by either party, in whole or in part, without the express prior written consent of the other party.

    12. This Agreement shall not preclude either party from bidding or contracting independently from the other on any Government or industry program which may develop or arise in the general area of business related to this Agreement or in any other area.

    13. This Agreement shall be governed, construed and interpreted in accordance with the laws of the United States and the State of Texas.

    14. Access to security information classified "Top Secret," "Secret," and "Confidential," shall be governed by the provisions of FAR 52.204-2. Should provisions be established by the Government for special access handling of selected information relating to this Program, access will be governed by such provisions.

    15. This Agreement contains the entire agreement of the parties and cancels and supersedes any previous understanding or agreement related to the Program, whether written or oral. All changes or modifications to this Agreement must first be agreed to in writing between the parties.

    16. Each party to this Agreement will bear its respective costs, risks, and liabilities incurred by it as a result of its obligations and efforts under this Agreement. Therefore, neither SwRI nor the Subcontractor shall have any right to any reimbursement, payment, or compensation of any kind from each other during the period prior to the award and execution of any resulting subcontract between SwRI and the Subcontractor for the Program and work described in this Agreement.

    17. To the extent permitted by law, during the effective term of this Agreement SwRI and the Subcontractor each agree that it will not participate in any manner in other teaming efforts that are competitive to this Teaming Agreement. Moreover, during the effective term of this Agreement, SwRI and the Subcontractor each agree that it will not compete independently (including the independent submission of a proposal to the Government) for the work specified in this Agreement. The term "participate" as used herein includes (but is not limited to) the interchange of technical data with competitors.

    18. Either party hereto is authorized to disclose the terms and conditions of this Agreement to appropriate Government officials upon their request.

    19. In the event a Task Order is not awarded to SwRI as a result of a proposal each party will, at the request of the other party, return all materials such as, but not limited to, those that are written, printed, drawn, or reproduced, to the originating party.

    20. This Agreement is executed in multiple originals upon the date set forth beside the final execution signature.

    21.  Exhibit C attached contains agreed to language of Federal Lobbying Act.



                                            SOUTHWEST RESEARCH INSTITUTE


                                            By     /s/ Sharon Rowe
                                                   ---------------------------
                                                   for Robert E. Chatten
                                            Title  Director, Contracts
                                            Date   August 22, 1996




                                            TENSIODYNE SCIENTIFIC
                                            CORPORATION


                                            By     /s/ Robert M. Bernstein
                                                   --------------------------
                                            Name   Robert M. Bernstein
                                                   --------------------------
                                            Title  Pres.
                                                   --------------------------
                                            Date   8/23/96
                                                   --------------------------

                                      EXHIBIT A

    In anticipation of the issuance by the San Antonio Air Logistics Center, Kelly Air Force Base, San Antonio, Texas, of a task order and a statement of work pursuant to Contract No. F41608-96-D-0108, for services to improve fatigue life prediction utilizing the Electrochemical Fatigue Sensor and its related technology (the "Services"), Southwest Research Institute ("SwRI") and Tensiodyne Scientific Corporation ("Tensiodyne") agree that Tensiodyne shall perform as subcontractor to SwRI which shall act as the prime contractor in the performance of the Services. The University of Pennsylvania ("Penn") shall also be a subcontractor to SwRI and close technical interactions will be required among Tensiodyne, Penn, and SwRI as indicated below.

    The purpose of the work is to improve the U.S. Air Force's capability to perform durability assessments of military aircraft, including both airframes and engines using novel Electrochemical Fatigue Sensor (EFS) technology to detect the stages of fatigue damage prior to, and after, the onset of fatigue
cracking.  The proposed program will include the following three phases:   1)
Phase 1:   Feasibility, 2) Phase 2:   Development, and 3) Phase 3:
Validation; work on the feasibility phase is proposed for the first year and a half of the project. The overall objectives of this phase are to 1) characterize the phenomena of current transients in representative airframe and engine materials, 2) assess the feasibility of constructing sensors from electrolytic gels and combination electrodes, and 3) evaluate both the fundamental and practical limitations associated with key technical challenges. Provided the milestones of this phase are met, the Phase 1 work will provide the basis for proceeding in subsequent years to Phase 2 and Phase 3 in development of a suitable breadboard device in support of the EFS. The tasks to be performed in the first year and a half are provided in the following Work Breakdown Structure (WBS).

PHASE 1:   FEASIBILITY

*1.1 Establish viability of transient current measurements on a range of typical aircraft alloys (e.g., 7075-I73, Ti-6-4, and 4130 steel).

------------------
* Penn shall have the primary technical responsibility for these tasks and be supported by Tensiodyne.
+ SwRI shall have the primary technical responsibility for these tasks and be supported by Tensiodyne.

*1.2 Establish viability of measurements under bounding load ratios, frequencies, and waveforms associated with typical spectrum fatigue loading of fighter/trainer and transport aircraft.

*1.3     Develop nondamaging electrolytic gel and establish shelf-life.

*1.4 Establish possible influence of electrolytic gel on fatigue damage in selected aircraft alloys under both continuous and intermittent exposure.

*1.5 Develop suitable reference electrodes which are compatible with electrolytic gel and optimize for use in aircraft component tests in Phase 2: Development.

*1.6 Develop general relationships among transient current traces, key loading variables, and extent of fatigue damage for selected aircraft alloys. The key loading variables shall include loading frequency and waveform, load ratio, and load amplitude (including both elastic and plastic loading).

*1.7 Explore fundamental relationship between transient current response under elastic versus elastic-plastic strains.

+1.8 Establish practicality of measurements on protected (e.g., anodized, primed and painted) as well as corroded surfaces, and if necessary, develop methods to remove/reapply protective surface coatings without altering underlying fatigue damage. This effort shall be coordinated with the USAF's Coating Technology Integration Office (CTIO).

+1.9 Perform tests and develop associated signal analysis techniques to establish that the sensor output will be interpretable for typical aircraft spaces.

+1.10 Resolve electrical isolation issues associated with application of EFS to aircraft components and structures.

     In anticipation of receiving funding in the amount of $2.5 million pursuant to the anticipated task order to be issued by Kelly Air Force Base pursuant to Contract No. F41608-96-D0108 and based upon the description of tasks and division of task responsibilities in the above WBS, Tensiodyne shall receive $820,000 for their respective responsibilities. The actual funding to Tensiodyne will be based upon their cost proposals as subcontractors to SwRI in response to the Government's SOW and the subsequent acceptance of SwRI's technical and cost proposal by the Government. Tensiodyne will assist both SwRI and Penn as indicated in the above WBS. Tensiodyne assistance to Penn will be supplied by providing staff members to work under the direction of Professor Campbell Laird.

                                      EXHIBIT B


Agreed to Terms and Conditions as per telephone conversation on August 22, 1996.

  I. Termination for Convenience
 II. Rights in Inventions and Works of Authorships
III. Proprietary Rights
 IV. Government Data Rights
  V. Dispute Resolution
 VI. Indemnification

                                      EXHIBIT C


No Federal appropriated funds have been paid or will be paid, by or on behalf of the undersigned, to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement.

If any funds other than Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Federal contract, grant, loan, or cooperative agreement, the undersigned shall complete and submit Standard Form -LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions.

The undersigned shall require that the language of this certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all subrecipients shall certify and disclose accordingly.

This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed by section 1352, title 31, U.S. Code. Any person who fails to file the required certification shall be subject to a civil penalty of not less than $10,000 and not more than $100,000 for each such failure.

       ADDITIONAL TERMS AND CONDITIONS TO BE INCLUDED IN THE SUBCONTRACT BY AND BETWEEN SOUTHWEST RESEARCH INSTITUTE AND TENSIODYNE SCIENTIFIC CORPORATION AS
       AGREED TO BY THE PARTIES ON AUGUST 22 AND 23, 1996 AND AS REFERENCED IN
        THE TEAMING AGREEMENT BETWEEN THE PARTIES EXECUTED ON AUGUST 23, 1996



I.  TERMINATION FOR CONVENIENCE

    Performance of work under this Subcontract may be terminated in whole or in part by SwRI, at any time, only if and to the extent that the Government terminates the corresponding work set forth in the Task Order issued to SwRI pursuant to Contract ______________. Any such termination shall be effected by delivery to Subcontractor of a Notice of Termination specifying the extent to which performance of work under this Subcontract is terminated and the date upon which such termination becomes effective. Such termination of this Subcontract shall be in accordance with FAR _________ as incorporated by reference pursuant to Exhibit __ of this Subcontract.

II. RIGHTS IN INVENTIONS AND WORKS OF AUTHORSHIP

    A. During the performance of this Subcontract, subject to the rights granted to the Government as discussed in Article __ of this Subcontract, inventions, works of authorship and other proprietary technical data (as well as the copyrights, patents and similar rights attendant thereto):

    (1) conceived and reduced to practice, or, in the cases of works of authorship, authored solely by employees of, or persons under contract to, either party shall be owned exclusively by that party:

    (2) conceived and reduced to practice, or, in the cases of works of authorship, authored jointly by the parties shall be owned as determined by the parties' good faith negotiations to establish their respective rights. Failing agreement or resolution of the matter pursuant to the dispute resolution procedure of this Subcontract, each party shall have an equal undivided one-half interest in the invention, work of authorship, proprietary technical data, copyright or patent. Subject to the Government's rights, the parties agree to use their best efforts to reach mutual agreement as to their rights and obligations in connection with the commercial exploitation of any joint invention, work or authorship or proprietary technical data. Failing agreement, the matter shall be a Dispute and resolved as set forth in accordance with the dispute resolution procedure of this Subcontract. Each of the parties agrees to cause their employees to produce only "works made for hire" hereunder and will hold the other party harmless from their failure to do so.

    B. Each party agrees to use its best efforts to require its employees, and if appropriate, other persons under contract to it, to provide reasonable assistance in the procurement and protection of rights conferred by this Article and to execute all lawful documents in conjunction therewith. Expenses incurred in conjunction with the preparation of patent applications, applications for copyright registrations and in enforcing proprietary rights therein shall be borne by the party owning such rights or, if jointly owned, by the parties in proportion to their respective interests.

III. PROPRIETARY RIGHTS

    SwRI shall be afforded, to the extent required to meet its obligations under this Subcontract and the Task Order issued pursuant to Contract No. ___, the same rights and obligations as the Government regarding technical data, computer software and other deliverables under this Subcontract.

IV. GOVERNMENT DATA RIGHTS

    The rights granted to the Government with regard to technical data shall be determined in accordance with DFARS 252.227-7013 (Nov. 1995). Both parties acknowledge that Subcontractor and SwRI possess pre-existing technical data, developed exclusively at private expense and such data shall not be delivered with "unlimited rights." Such pre-existing technical data, as well as pre-existing patents shall be identified by Subcontractor and shall be marked in accordance with DFARS 252.227-7013 (Nov. 1995). SwRI acknowledges and agrees that it shall fully inform the Government of such pre-existing technical data and patent rights.

V.  DISPUTE RESOLUTION

    A. DISPUTES UNDER THIS SUBCONTRACT. This paragraph A governs all claims, controversies or disputes arising out of or relating to this Subcontract or its breach ("Disputes") that are not directly or indirectly subject to resolution under the Disputes Clause of the Prime Contract. Any Dispute that is not disposed of by written mutual agreement will be preliminarily determined by SwRI's Authorized Representative, who will within 15 days render a preliminary written determination on the issues in dispute and furnish a copy thereof to the Subcontractor. The preliminary determination will become final and conclusive unless the Subcontractor submits a written demand for arbitration to the American Arbitration Association within 30 days of the preliminary determination. The Dispute will then be arbitrated, pursuant to the Commercial Rules of the American Arbitration Association, before a panel of three arbitrators. The "preliminary determination" will not bind the arbitrators and will not prejudice the legal position of either party in the arbitration. One of the arbitrators will be selected by each party, and the third arbitrator will be selected by the two party-appointed arbitrators. Any such arbitration will be held in the _____________ metropolitan area. The parties will share the costs of the arbitration equally subject to final apportionment by the arbitrators. The arbitrators will apply the law chosen by the parties to govern this Subcontract. The decision of the arbitrators may be entered in any court of competent jurisdiction. Neither party will institute any action or proceeding against the other party in any court concerning any Dispute that is or could be the subject of a claim or proceeding under this paragraph A. The arbitrators shall not award exemplary or punitive damages to either party.


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

    B. DISPUTES UNDER THE PRIME CONTRACT. This paragraph B governs all Disputes of the Subcontractor concerning matters that are directly or indirectly subject to resolution under the Disputes Clause of the Prime Contract. SwRI will submit any such Dispute to the Contracting Officer under the Prime Contract for a written decision under the Disputes Clause of the Prime Contract and will notify the Subcontractor of any final decision of the Contracting Officer under the Prime Contract that relates to this Subcontract or to the Subcontractor's performance under it within 10 days after SwRI receives the decision. Any final decision will be conclusive and binding upon the Subcontractor unless it is appealed pursuant to paragraph A. above or pursuant to the Disputes Clause of the Prime Contract.

    If SwRI elects not to appeal any final decision of the Contracting Officer under the Disputes Clause of the Prime Contract, SwRI will so notify the Subcontractor in writing within 20 days after SwRI receives the final decision. Within 30 days after Subcontractor receives SwRI's notice of its decision not to appeal the final decision of the Contracting Officer, Subcontractor notify SwRI that Subcontractor wishes to appeal that final decision pursuant to the Disputes Clause of the Prime Contract. SwRI shall, within 10 days either grant or deny the Subcontractor an indirect right to appeal that final decision in SwRI's name under the Disputes Clause of the Prime Contract. Both parties acknowledge and agree that with regard to Disputes concerning alleged submissions of defective cost or pricing data, SwRI shall grant Subcontractor's request. Subcontractor will pay all costs and expenses of any such appeal. Subcontractor will be solely responsible for prosecuting the appeal and preparing and presenting all pleadings, evidence and argument. Subcontractor will provide monthly written reports to SwRI of the progress of the appeal and will furnish SwRI copies of all pleadings and non-privileged correspondence filed or received by it concerning the appeal.

    If SwRI is required to submit a certification to the Government regarding a claim submitted pursuant to the Contract Disputes Act, Subcontractor will make available to SwRI all data and documentation that is necessary or appropriate to support or confirm the certification.

    In the event, SwRI denies Subcontractor an indirect right to appeal a final decision in SwRI's name under the Disputes Clause of the Prime Contract, both parties acknowledge and agree that such Dispute shall be considered a Dispute by and between the Subcontractor and SwRI and that such Dispute shall be submitted to arbitration in accordance with paragraph A. above. SwRI agrees that it shall not utilize as a defense the fact that the Dispute was one that concerns matters that were directly or indirectly subject to resolution under the Prime Contract to any alleged damages or costs owed to Subcontractor arising in connection with the Dispute, and SwRI agrees to step into the shoes of the Government with regard to such Dispute.

    C. DISPUTE-RESOLUTION METHOD AND CONTINUATION OF PERFORMANCE. Pending the final resolution of any Dispute under this Article, Subcontractor will proceed diligently to perform this Subcontract and comply with SwRI's preliminary determination.

VI. INDEMNIFICATION

    Each party and its agents, employees and authorized assigns shall be indemnified, defended and held harmless (including reasonable attorneys fees) by the other party against all


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

third party liability (including liability to the government) that arises from or in connection with negligence, or willful, wanton, or reckless conduct of the other party, its employees, agents, subcontractors, or authorized assigns in the performance of this Subcontract which causes damage to real or tangible personal property, death or bodily injury, provided that:
(1) the indemnifying party was properly notified in writing of the claim; (2) the indemnifying party was allowed to direct the defense or settlement of the claim; (3) if requested, the indemnified party reasonably assisted the indemnifying party at the indemnifying party's expense in defending or settling the claim.

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